COPY

AMENDMENT NUMBER ONE TO SALON FINANCING AGREEMENT

THIS AMENDMENT NUMBER ONE TO SALON FINANCING AGREEMENT (the "Amendment") is entered into this 7th day of October, 2002, by and between ETS, Inc., an Indiana corporation located at 6270 Corporate Drive, Indianapolis, Indiana 46278 ("ETS") and Planet Beach Franchising Corporation, a Louisiana corporation located at 5161 Taravella Road, New Orleans, Louisiana 70072 ("Planet Beach").

Preliminary Statement

ETS and Planet Beach are parties to a Salon Financing Agreement dated January 11th, 2000 (the "Agreement") as well as a Security Agreement of even date therewith (the "Security Agreement"), Planet Beach is the maker of a Secured Promissory Note, principal amount $150,000, dated January 11, 2000 (the "2000 Note") and of a Secured Promissory Note, principal amount $85,211.55, dated December 28, 2001 (the "2001 Note", and, collectively with the 2000 Note, the "Notes"). ETS and Planet Beach each has determined that it is in their respective best interests to enter into this Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

Terms and Conditions

In consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 4 of the Agreement is hereby amended and the following shall be substituted in its entirety:

Section 4. Sale of Products by ETS.

(a) Actions by Planet Beach. Except as provided in Section 4(g) below, Planet Beach agrees to purchase exclusively from ETS (i) all tanning equipment and sunless tanning equipment (collectively, "Equipment") used or sold in salons owned, operated, or franchised by Planet Beach and (ii) all lamps, parts, accessories, lotions, skin and hair care products, cleaning equipment and other tanning related products (including any sunless tanning solutions) (collectively, "Supplies") used or sold in salons owned, operated, or franchised by Planet Beach. Planet Beach shall not market, distribute or sell Equipment or Supplies to any person other than to salons which it owns, operates or has franchised.

Planet Beach agrees to use its best efforts to acquire (whether by purchase or lease) a warehouse or similar centralized shipping location to be operated by Planet Beach (the "Warehouse") as described in Section 4(c), below, such that all Supplies can be shipped directly by ETS to the Warehouse for distribution by Planet Beach to its salons. Planet Beach agrees to designate, in existing and

future franchise agreements with its franchisees, ETS as the exclusive supplier of Equipment and Supplies. Planet Beach will specify ETS as the exclusive supplier of Equipment and Supplies to Planet Beach Franchising Corporation and Planet Beach Franchising Corporation shall be the exclusive supplier to all franchisees in all franchise disclosure documents and will deliver to potential franchisees a copy of a current price list of the Equipment and Supplies and, if applicable, the Program (defined below) prior to execution of any franchise agreement. Planet Beach shall deliver to ETS blank forms of all current and future Planet Beach franchise disclosure documents including franchise agreements as the same may be amended from time to time. In addition to other available remedies, upon breach of this Agreement by Planet Beach, ETS shall have the right to terminate this Agreement and accelerate payment in full of the 2000 Note and the 2001 Note.

(b) Actions by ETS. Effective November 1, 2002, and subject to Sections 4(a), 4(c) and 4(d), Planet Beach shall be eligible to participate in the "Millionaire Chain Pricing Program," a description of which is attached hereto as Exhibit A (the "Program"). ETS agrees to price Equipment and Supplies in a competitive manner. ETS will sell Equipment and Supplies at prices consistent with its chain salon pricing policies or, if applicable, the Program; provided, however, ETS reserves the right to reevaluate and adjust its pricing and, if applicable, the terms of the Program from time to time at its sole discretion. ETS will continue to maintain reasonable service, quality control and pricing policies consistent with its historic standards.

(c) Payment of 2000 Note and 2001 Note: Warehouse. Continued participation by Planet Beach in the Program will be contingent upon (i) continued payment on and ultimate repayment of the 2000 Note and the 2001 Note as provided in Section 4(d), below, and (ii) establishment and continued operation by Planet Beach of a facility, leased or owned by Planet Beach, of adequate space and height to safely store (as determined in accordance with applicable OSHA standards) Supplies for distribution to its franchisees (the "Warehouse") which Warehouse must be staffed and operated by Planet Beach employees on or before the 2000 Note and the 2001 Note are paid in full. Planet Beach will not be charged for freight on its purchases of Supplies until such time as Planet Beach establishes the Warehouse described in this Section 4(c).

(d) Payment of 2000 Note and 2001 Note. Planet Beach agrees that ETS may take the following actions in order to fund the payment of principal and interest due on the Notes. All such payments set forth below shall be applied on a quarterly basis (i) first toward all accrued and unpaid interest on the Notes, (ii) second towards the principal balance of the 2000 Note, and (iii) third once the 2000 Note has been paid in full, towards the principal balance of the 2001 Note. Planet Beach acknowledges and agrees that it remains obligated on the Notes and that such obligation is not excused if the amounts withheld by ETS under this Section 4 are not sufficient to repay the Notes.

(i) Effective with the execution of this Amendment, as described herein, Planet Beach will qualify for the Program. Until the Notes each have been paid in full, however, Planet Beach will continue to purchase Supplies at the prices set forth for the "Chain A Salon Pricing" program which currently applies to Planet Beach. The difference between prices set forth in the Program and those set forth in the "Chain A Salon Pricing" program with respect to the Supplies purchased by Planet Beach will be treated by ETS as payment on the Notes.

(ii) Rather than provide Planet Beach with the promotional offerings applicable to Program participants and described in Exhibit A, ETS will treat the value of such promotional items as payment on the Notes.

(iii) ETS will withhold volume rebates earned by Planet Beach in excess of the 7% volume rebate described in Exhibit A and apply such funds as payment on the Notes.

(iv) ETS will not remit to Planet Beach any volume rebate earned by Planet Beach with respect to tanning beds (as described in Exhibit A) but will treat such earned rebates as payment on the Notes.

(v) The amount of the rebates referred to in Sections 4 and 5 of Exhibit A will be based on the amount paid by Planet Beach net of all accrual payment amounts described in (i) through (iv), above. The parties acknowledge that Planet Beach should not receive rebates with respect to the purchase of Supplies to the extent such purchase price is used to pay down the Notes or support the annual convention (as described below).

(e) Reimbursement of Convention Expenses. For the duration of the Agreement, ETS will reimburse Planet Beach for promotional, advertising and entertainment expenses incurred by Planet Beach during Planet Beach's annual convention of its franchisees to promote ETS Supplies and Equipment, provided, however, that such reimbursement will be available only with respect to such expenses which are reasonable and which are incurred solely to promote ETS Supplies and Equipment. Planet Beach will submit to ETS a report setting forth in reasonable detail the expenses for which it seeks reimbursement under this provision. Any such reimbursement will be reflected as a reduction of the amounts due under the Notes in accordance with the methodology described in Section 4(d), above. The maximum annual amount of reimbursement available shall equal one percent (1%) of the total purchases by Planet Beach of Australian Gold and Swedish Beauty lotions during the period of November 1 to October 31.

(f) Freight Expenses. Planet Beach agrees that the extended terms program as described in Section 3 of Exhibit A and the free-freight provisions of the Program described in Section 5 of Exhibit A are each contingent upon Planet Beach securing a Warehouse as defined in Sections 4(a) and 4(c), above.

(g) Exceptions to Section 4(a). Notwithstanding the exclusivity provision of Section 4(g), Planet Beach shall be permitted to purchase sunless tanning equipment and Supplies from manufacturers other than ETS in the following limited circumstances:

(i) Sunless Tanning Equipment. The obligation of Planet Beach to purchase sunless tanning equipment exclusively from ETS shall terminate if ETS' sunless tanning equipment (i) is not of good quality, as measured against industry standards; and (ii) is not competitively priced in comparison to other U.S. manufacturers of sunless tanning equipment. If Planet Beach determines that the sunless tanning equipment sold by ETS either does not satisfy industry quality standards and is not competitively priced, then Planet Beach shall provide written notice to ETS setting forth the basis for such determination and shall afford ETS a reasonable opportunity to cure such deficiency before purchasing sunless tanning equipment from another manufacturer.

(ii) Private Label Sunless Tanning Solution. Planet Beach shall not be required to purchase sunless tanning solution (i.e. the solution which darkens the user's skin without exposure to ultraviolet light and which is delivered to the user's skin by sunless tanning equipment) sold under the brand name "Sunless Express Solution by Swedish Beauty" or other brand name(s) used by ETS to market such products. ETS shall manufacture (or cause to be manufactured) and shall sell exclusively to Planet Beach a sunless tanning solution which is chemically distinct from other sunless tanning solutions manufactured by ETS and which will be marketed by Planet Beach under a private label name (the "Private Label Sunless Solution"). Planet Beach acknowledges that the Private Label Sunless Solution will be quite similar to other sunless tanning solutions manufactured by or on behalf of ETS, will be manufactured in the same manner and will, to the user, have the same or similar look, feel and smell as such other sunless tanning solutions. Planet Beach agrees to use the Private Label Sunless Solution exclusively in sunless tanning equipment manufactured by ETS. ETS shall own the formula for the Private Label Sunless Solution and nothing in this Agreement shall be construed as to give Planet Beach any ownership interest in such formula. The parties will agree to a mutually acceptable price for the Private Label Sunless Solution and on a minimum amount of Private Label Sunless Solution that Planet Beach will commit to purchase each year (the "Minimum Solution Purchase Requirement"). If Planet Beach does not satisfy the Minimum Solution Purchase Requirement during any year, then ETS shall no longer be obligated to manufacture Private Label Sunless Solution exclusively for Planet Beach and (i) ETS shall be permitted at its option to either stop manufacturing Private Label Sunless Solution or manufacture (or cause to be manufactured), market, sell and distribute such Private Label Sunless Solution to persons other than Planet Beach (albeit under a different name) and (ii) Planet Beach shall be required to purchase exclusively other

sunless tanning solutions manufactured by or on behalf of ETS as provided in Section 4(a).

(iii) Sunless Tanning Solution. If Planet Beach determines that the sunless tanning solution sold by ETS (whether Private Label Sunless Solution or otherwise) does not meet industry standards for quality or performance and is not competitively priced, then Planet Beach shall provide written notice to ETS setting forth the basis of such determination and shall afford ETS a reasonable opportunity to cure such deficiency. If ETS fails to cure such deficiency to the reasonable satisfaction of Planet Beach then Planet Beach shall be permitted to purchase sunless tanning solutions from manufacturers other than ETS.

(iv) Private Label Tanning Lotions. Planet Beach shall be permitted to continue to market, distribute and sell certain tanning lotions under private label names (the "Private Label Lotions"); provided, that Planet Beach shall market, distribute and sell Private Label Lotions which are designed and marketed for indoor use (i.e. for use with tanning equipment) only to salons owned, operated or franchised by Planet Beach. If ETS can establish to Planet Beach's reasonable satisfaction that ETS is able to manufacture the Private Label Lotions with equal or better quality than Planet Beach's current supplier in terms of ingredients, packaging and pricing, then Planet Beach shall permit ETS to assume the manufacturing of the Private Label Lotions; provided, that the parties will agree on a reasonable transition period so that Planet Beach may liquidate its existing inventory and terminate its supply relationship with the current manufacturer. Purchases of Private Label Lotions shall not be included for purposes of calculating any promotional offers, programs, discounts or rebates offered by ETS to Planet Beach.

2. Section 7 of the Agreement is hereby amended and the following shall be substituted in its entirety:

Section 7. Termination. ETS shall have the right to terminate this Agreement upon a material breach of this Agreement by Planet Beach (the parties agree that any breach of Sections 4(a), 5, 6, or 8 by Planet Beach is material). All obligations under this Agreement shall terminate on the later of (i) October 31, 2008 or (ii) the third anniversary of the date on which the Notes are paid in full; provided, however, the obligations contained in Sections 1, 2, and 3 shall terminate upon payment in full of the 2000 Note and the 2001 Note.

3. The following shall be added as Section 8 of the Agreement:

Section 8. Use of Trademarks. Planet Beach hereby acknowledges ETS' ownership of the ETS trademarks "Australian Gold," "Swedish Beauty," "Trevor Island," "Tantique," "Caribbean Gold," "Koala Gold," "EZ Eyes," "SunVision," "SunQuest" and any other marks or names under which ETS' Supplies and Equipment are sold (the

"Marks"). Planet Beach shall do nothing inconsistent with such ownership and Planet Beach's use of the Marks shall inure to the benefit of ETS. Nothing in this Agreement gives Planet Beach any right, title or interest in the Marks other than the right to use said Marks in accordance with the terms and conditions of this Agreement. Planet Beach shall have no right to use the Marks except in accordance with the terms and conditions of this Agreement. Planet Beach shall notify ETS immediately of any apparent infringement of or challenge to any third party's apparent infringement of, challenge to, or claim of rights in any Mark. ETS shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding arising out of any such infringement, challenge, or claim or otherwise relating to any Mark. Planet Beach agrees to execute any and all instruments and documents as may, in ETS' opinion, be necessary or advisable to protect and maintain the interests of ETS in the Marks. Planet Beach shall have the right to use the Marks in connection with promotion, marketing and sales of the Equipment and Supplies; provided, however, that Planet Beach shall comply with all of ETS' instructions regarding the use of the Marks. Planet Beach agrees to display the marks prominently and in the manner prescribed by ETS on or in connection with signs, price lists, displays and other forms and packaging materials designated by ETS. Planet Beach shall not use any Mark as part of any corporate or trade name or with any prefix, suffix or other modifying words, designs, or symbols, or in any modified forms, nor may Planet Beach use any Mark in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized in writing by ETS. ETS, at its discretion, shall have the right to approve the form and content of any advertisement prior to the publication of such advertisement. Notwithstanding the generality of the foregoing, Planet Beach agrees that it will engage in no advertising or other promotional activities which undermines the value of any of the Marks (as determined by ETS in its sole discretion) and agrees to immediately cease and desist from any such advertising or promotional activities upon receipt of notice from ETS that such activities, in ETS' view, may reduce the value of any of the Marks. If it becomes advisable at any time, in ETS' sole discretion, for ETS and/or Planet Beach to modify or discontinue use of any Mark, Planet Beach agrees to so modify or discontinue use of such Mark upon receipt of written notice from ETS. Franchise agreements between Planet Beach and its franchisees will include a provision, the form of which is acceptable to ETS, to ensure that Planet Beach franchisees conform to this provision.

4. For purposes of this Agreement any act, or failure to act, by an "affiliate" of a party to this Agreement which would constitute a breach of this Agreement if committed by such party will be deemed to have been committed by such party and will therefore constitute a breach of this Agreement entitling the other party to terminate this Agreement and/or seek such monetary damages and/or equitable relief to which they otherwise would be entitled. The term "affiliate" shall mean any individual or entity which controls, is controlled by, or is under common control with a party to this Agreement.

5. Except as expressly amended or modified herein, all of the terms and provisions of the Agreement and the Security Agreement and the Notes shall remain in full force and effect and hereby are restated and ratified by the parties hereto. All references in the Agreement to "this Agreement" shall henceforth mean and refer to the Agreement, as amended hereby.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Facsimile transmissions of the executed version of this Amendment or any counterpart thereof shall have the same force and effect as the original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT "A"

"MILLIONAIRE CHAIN PRICING/PROMOTIONAL PROGRAM"

The following pricing/promotional offerings are contingent on Planet Beach using their own Distribution system to ship ETS lotion, lamp and accessory orders exclusively to Planet Beach Franchise salons and will commence with our 11/01/02 Promotional Year.

1. Planet Beach will receive Millionaire Chain Pricing Program (the "Program").

2. Planet Beach will receive the Program promotional offerings. (Program examples from past programs, 2 free with 10 on selected lotion items, 4 free with 20 on ETS branded lamps, 175 sample packets free with one case of like item)

3. Planet Beach will receive the Program extended terms programs as offered subject to credit approval. (Current program offers March 31st terms on orders shipped in November and December of Australian Gold lotions/accessories/lamps and April 30th terms on orders shipped of Swedish Beauty lotions/accessories in November and December)

4. Planet Beach will receive a 7% volume rebate on lotions/accessories/lamps dollar shipments for achieving a 30% increase in dollar shipments of Australian Gold lotions/accessories/lamps, and Swedish Beauty lotions/accessories each promotional year (11/1 thru 10/31) versus the prior promotional year provided total dollar volume for both brands exceeds a minimum of $800,000 in shipments.

5. Planet Beach will receive the standard free-freight that ETS offers under the Program (current program offers free-freight on shipments in excess of $3,000 for Australian Gold lotions/accessories and $3,000 for Swedish Beauty lotions/accessories and free freight on pallet quantity lamp shipments of one SKU (stock keeping unit)).

6. Planet Beach will receive a $100 per tanning bed volume rebate for all tanning beds shipped during the promotional year (11/1 thru 10/31) each year provided a minimum of 400 beds is shipped. Should Planet Beach achieve their projected bed unit shipments each year, as attached as <u>Exhibit B</u>, per unit rebate would increase by $50.00 to total $150.00 per unit.

7. Should Planet Beach achieve their projected lotions/accessories/lamps dollar shipments in 2003, 2004, and 2005, as attached as <u>Exhibit B</u>, volume rebate would increase to 8% in 2003, 9% in 2004, and 10% in 2005 and would continue at 10% for years 2006-2008 provided projected lotions/accessories/lamps dollar shipments are achieved.

8. ETS reserves the rights to modify or amend its Program Pricing, salon promotional offerings, payment terms, volume rebates and free freight program from time to time in its sole discretion.